Exhibit 10.17(b)

SECOND AMENDMENT OF LEASE

THIS SECOND AMENDMENT OF LEASE (this “Amendment”) is entered into on this 28th day of April, 2003, by and between CARR TEXAS OP, LP (“Landlord”), successor-in-interest to Carramerica Realty, L.P. (“Original Landlord”) and CENDANT OPERATIONS, INC. (“Tenant”), successor-in-interest to HFS Incorporated (“Original Tenant”).

W I T N E S S E T H:

WHEREAS, Original Landlord and Original Tenant entered into that certain Lease (the “Lease Agreement”), dated November 19, 1997, covering approximately 58,331 square feet of rentable area in that certain building (the “Building”) commonly known as Royal Ridge Office Center Building 2 in Las Colinas, Texas;

WHEREAS, Original Landlord and Tenant entered into that certain First Amendment to Lease dated January 27, 1999, wherein the Premises were reduced to approximately 39,779 square feet of rentable area (the Lease Agreement, as so amended, being hereinafter referred to as the “Lease”);

WHEREAS, the Premises have subsequently been expanded and remeasured such that Landlord and Tenant hereby stipulate that the Premises contain 43,745 rentable square feet of area; and

WHEREAS, Landlord and Tenant desire to extend the Term of the Lease and to further modify the terms of the Lease in accordance with the terms and conditions herein provided.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by each party hereto to the other, the receipt and sufficiency of which are hereby mutually acknowledged, Landlord and Tenant hereby agree as follows:

1. Term. The Term of the Lease is hereby extended so that the Term shall expire on June 30, 2008. As used herein, the term “Renewal Term” shall mean the period commencing on May 1, 2003 and ending on June 30, 2008.

2. Base Rent. Tenant’s Base Rent for the Renewal Term shall be as follows:

Period	Annual Base Rent Rate Per Rentable Square Foot	Monthly Base Rent
05/01/03 - 06/30/03	$0.00	$0.00
07/01/03 - 06/30/04	$13.00	$47,390.42
07/01/04 - 06/30/05	$14.00	$51,035.83
07/01/05 - 06/30/06	$15.00	$54,681.25
07/01/06 - 06/30/07	$16.00	$58,326.67
07/01/07 - 06/30/08	$18.00	$65,617.50

Effective as of May 1, 2003, Section 2.E of the Lease Agreement shall be deleted.

3. Base Year. The Base Year during the Renewal Term shall be the calendar year 2004. Effective as of May 1, 2003, the first sentence of the second paragraph of Section 2.C(1) of the Lease Agreement shall be amended to read as follows:

If the Project is not at least 95% occupied during any portion of any fiscal year, Landlord may adjust (an “Equitable Adjustment”) Operating Costs to equal what would have been incurred by Landlord had the Project been 95% occupied.

4. Tenant’s Proportionate Share. Tenant’s Proportionate Share is currently 42.9154%.

5. Refurbishment Allowance. Upon execution and delivery of this Amendment, Landlord shall provide Tenant with a refurbishment allowance in an amount equal to $131,235.00, to improve and refurbish the Premises (the “Refurbishment Work”). If the Refurbishment Work entails more than painting, carpeting and similar cosmetic changes, Tenant shall obtain Landlord’s prior written approval of the plans and specifications therefor and the contractors who will perform such work. Landlord shall approve such contractors provided they meet Landlord’s current contractor guidelines.

6. Expansion Option.

A. Tenant shall have the option (the “Expansion Option”) to expand the Premises to include approximately 3,000 to 4,000 rentable square feet in the Building (the “Expansion Space”), the location and configuration of which shall be selected by Landlord. Tenant must exercise the Expansion Option by giving Tenant’s binding written notice thereof (“Tenant’s Expansion Notice”) to Landlord at any time, but in no event later than, December 31, 2003. In the event that Tenant timely elects to lease the Expansion Space, the Lease shall be amended to include the Expansion Space in the Premises with rental for the Expansion Space commencing three (3) months following delivery of Tenant’s Expansion Notice (the “Expansion Space Rental Commencement Date”). In the event Tenant fails to timely deliver Tenant’s Expansion Notice, Tenant shall be deemed to have waived such right and Tenant shall have no further right with respect thereto.

B. In the event that Tenant shall timely elect to lease the Expansion Space, Landlord and Tenant shall, within thirty (30) days after Tenant delivers to Landlord Tenant’s Expansion Notice, enter into a lease agreement with respect to the Expansion Space on the same terms, covenants, and conditions as are contained in this Lease, except as otherwise expressly provided herein.

C. The Base Rent rate and Base Year for the Expansion Space shall be the Base Rent rate and Base Year applicable to the Premises from time to time, and the payment of Base Rent for the Expansion Space shall commence on the Expansion Space Rental Commencement Date. Tenant’s Proportionate Share shall be adjusted to reflect the addition of the Expansion Space.

D. The Expansion Space shall be delivered to Tenant in an “as is” condition. Upon Landlord’s and Tenant’s execution of a lease amendment incorporating the Expansion Space into the Premises, Landlord shall pay to Tenant a leasehold improvement allowance (the “Expansion Space Construction Allowance”) to construct leasehold improvements (the “Expansion Space Work”) in the Expansion Space pursuant to plans and specifications approved by Landlord and Tenant (such approval not to be unreasonably withheld or delayed). The Expansion Space Work shall be performed only by contractors approved by Landlord (such approval not to be unreasonably withheld or delayed). The Expansion Space Construction Allowance shall be equal to $10.00 per rentable square foot in the Expansion Space. If the cost of the Expansion Space Work exceeds the Expansion Space Construction Allowance, Tenant may request Landlord to fund a portion of such excess cost, up to an amount equal to $10.00 per rentable square foot in the Expansion Space (the “Additional Allowance”), in which event the monthly Base Rent payable for the Expansion Space shall be increased by an amount equal to the Additional Allowance amortized at the rate of 8% over the remaining months in the Term as of the Expansion Space Rental Commencement Date such excess cost funded by Landlord. For example, if the Expansion Space contains 1,000 rentable square feet, the excess cost above the Expansion Space Construction Allowance equals $10,000.00 and the Expansion Space Rental Commencement Date is September 1, 2003, then Tenant’s Base Rent obligations would be increased by $208.46 per month commencing September 1, 2003 and continuing through June 30, 2008. If Tenant or its agent is managing the performance of the Expansion Space Work, then Tenant shall not become entitled to full credit for the Expansion Space Construction Allowance and Additional Allowance until such work has been substantially completed and Tenant has caused to be delivered to Landlord (i) all invoices from contractors, subcontractors, and suppliers evidencing the cost of performing the Expansion Space Work, together with unconditional lien waivers from such parties, and (ii) a certificate of occupancy from the appropriate governmental authority, if applicable to the Expansion Space Work, or evidence of governmental inspection and approval of the Expansion Space Work. Any portion of the Expansion Space Construction Allowance which remains unspent as of the first annual anniversary of the Expansion Commencement Date shall be applied to Tenant’s next accruing installments of Base Rent.

E. Tenant shall execute and deliver to Landlord, within ten days after Landlord has requested same, a letter confirming (i) the Expansion Commencement Date, (ii) that Tenant has accepted the Expansion Space, and (iii) that Landlord has performed all of its obligations with respect to the Expansion Space (except for punch-list items specified in such letter with respect to leasehold improvements performed by Landlord at Tenant’s request).

F. Notwithstanding the generality of the foregoing, the rights of Tenant and the obligations of Landlord contained in this Paragraph 6 shall apply only if no uncured default by Tenant exists at the time the right is exercised or any such obligation becomes performable. Any assignment or subletting (of more than 50% of the space) by Tenant of the Lease (except to a Related Entity), or any termination of the Lease, shall terminate the refusal right of Tenant hereby granted.

7. Right of First Refusal. Provided the Lease is then in full force and effect and there is no uncured default thereunder, Tenant shall have the on-going right of first refusal to lease additional space in the Building. Such right of first refusal shall be exercisable at the following times and upon the following conditions.

A. If during the Renewal Term, Landlord receives a bona fide offer from a prospective tenant (the “Prospective Tenant”) to lease premises (the “Offered Premises”) in the Building, and Landlord desires to accept such offer, Landlord shall notify Tenant of such fact. Tenant shall have a period of seven (7) business days from the date of delivery of such notice to notify Landlord whether Tenant elects to exercise the right granted hereby to lease the Offered Premises. If Tenant fails to give any notice to Landlord within the required seven (7) business day period, Tenant shall be deemed to have refused its right to lease all or any portion of the Offered Premises.

B. If Tenant refuses its right to lease the Offered Premises, either by giving written notice thereof or by failing to give any notice, Landlord shall thereafter have the right to lease the Offered Premises to the Prospective Tenant on such terms and provisions as may be acceptable to Landlord, provided such economic terms and provisions are not more than 5% more favorable than the terms and provisions set forth in the notice from Landlord. If Landlord and the Prospective Tenant fail to enter into a lease within 90 days following Tenant’s refusal to lease the Offered Premises, Tenant shall have the right of first refusal described herein with respect to any subsequent bona fide offers from other prospective tenants to lease the Offered Premises. If Landlord and the Prospective Tenant enter into a lease following Tenant’s refusal to lease the Offered Premises, Tenant shall have the right of first refusal described herein following any termination or expiration thereof, subject to any renewal or other rights granted to the Prospective Tenant.

C. If Tenant exercises its right to lease the Offered Premises, Landlord and Tenant shall, within thirty (30) days after Tenant delivers to Landlord notice of its election, enter into a lease agreement with respect to the Offered Premises in question on the same terms, covenants, and conditions as are contained in this Lease, except as follows:

(i) The rentable area of the Offered Premises shall be equal to the area offered to be leased by the Prospective Tenant.

(ii) The Base Rent rate to be paid for the Offered Premises shall be equal to the base rent rate offered to be paid by the Prospective Tenant, including any offered increases from time to time in such rental rate.

(iii) The expenses stop for the Offered Premises shall be equal to the expense stop offered to the Prospective Tenant.

(iv) The payment of monthly installments of Base Rent with respect to the Offered Premises shall commence on the effective date of the lease of the Offered Premises as offered to the Prospective Tenant, or in the event no specific effective date was so offered, on the date mutually acceptable to Landlord and Tenant, and rent for any partial month shall be prorated.

(v) The term of the lease of the Offered Premises shall commence on the date determined pursuant to subparagraph C.(iv) above, and shall continue thereafter for the full term offered to the Prospective Tenant; provided, however, that if Tenant exercises the right of first refusal on or before April 30, 2005, the term of the lease of the Offered Premises shall be co-terminus with the Term of the Lease.

(vi) Possession of such portion of the Offered Premises shall be delivered to Tenant on the basis offered to the Prospective Tenant, provided, however, that if Tenant exercises this right of first refusal on or before April 30, 2005, the allowances and credits offered to the Prospective Tenant shall be multiplied by a fraction, the numerator of which shall be the total number of months (as of the effective date of the demise of the Offered Premises and calculated as if Tenant were to timely exercise any termination right granted to Tenant now and hereafter including Paragraph 9 of this Amendment, unless such right has expired or been waived by Tenant) remaining in the Lease, and the denominator of which shall be the total number of months contained in the term of the lease offered to the Prospective Tenant (but in no event shall such fraction exceed 1). Landlord will use reasonable diligence to make the Offered Premises available to Tenant as soon after the effective date stated above as it can. Landlord shall not be liable for the failure to give possession of the Offered Premises on said date by reason of the holding over or retention of possession of any tenant, tenants, or occupants, nor shall such failure impair the validity of this Lease, nor extend the term hereof, but the rent for the Offered Premises shall be abated until possession is delivered to Tenant and such abatement shall constitute full settlement of all claims that Tenant might otherwise have against Landlord by reason of said failure to give possession of the Offered Premises to Tenant on the scheduled effective date.

D. Notwithstanding anything herein to the contrary, Tenant’s right of first refusal pursuant to this paragraph shall be subordinate to any and all rights, including without limitation, renewal rights, expansion rights, rights of first refusal and rights of first offer, under any existing lease demising premises in the Building.

E. Any assignment or subletting (of more than 50% of the space) by Tenant of the Lease (except to a Related Entity), or any termination of the Lease, shall terminate the refusal right of Tenant hereby granted.

8. Extension Options. Subject to Subsection B below, Tenant may at its option extend the Term of this Lease for two (2) successive periods of five (5) years each. Each such period is called a “Renewal Term”, and the first such five (5) year period is called the “First Renewal Term” and the second such five (5) year period is called the “Second Renewal Term”. Each Renewal Term shall be upon the same terms contained in the Lease excluding the provisions of Paragraph 5 of this Amendment and Appendix C of the Lease Agreement and except for the payment of Base Rent during the Renewal Term; and any reference in the Lease to the “Term” of the Lease shall be deemed to include any Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options.

A. The Base Rent during a Renewal Term shall be the Market Rate (defined hereinafter) for such space for a term commencing on the first day of the Renewal Term. “Market Rate” shall mean the then prevailing market rate calculated as of the date Tenant delivers its renewal notice for a comparable term for tenants of comparable size and creditworthiness for comparable space in the Building and other first class office buildings in the vicinity of the Building taking into consideration the Market Inducements provided to Tenant. Landlord shall provide to Tenant with respect to a Renewal Term all market inducements then being offered to tenants of comparable space in the Building and comparable buildings in the vicinity of the Building, as of the commencement of the Renewal Term, taking into consideration the length of the Renewal Term, including, without limitation, free rent, tenant improvements, expense stops, base year, moving allowances, brokerage commissions and tenant improvement allowances.

B. To exercise any option, Tenant must deliver a binding notice to Landlord not less than twelve (12) months prior to the expiration of the initial Term of this Lease, or the first Renewal Term, as the case may be. Thereafter, the Market Rate for the particular Renewal Term shall be calculated pursuant to Subsection C below and Landlord shall inform Tenant of the Market Rate. Such calculations shall be final and shall not be recalculated at the actual commencement of such Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

C. Market Rate shall be determined as follows:

(i) If Tenant provides Landlord with its binding notice of exercise pursuant to Subsection B above, then Landlord shall calculate and inform Tenant of the Market Rate. If Tenant rejects the Market Rate as calculated by Landlord, Tenant shall inform Landlord of its rejection within ten (10) days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall commence negotiations to agree upon the Market Rate. If Tenant fails to timely reject Landlord’s calculation of the Market Rate it will be deemed to have accepted such calculation. If Landlord and Tenant are unable to reach agreement within twenty-one (21) days after Landlord’s receipt of Tenant’s notice of rejection, then the Market Rate shall be determined in accordance with (ii) below.

(ii) If Landlord and Tenant are unable to reach agreement on the Market Rate within said twenty-one (21) day period, then within seven (7) days, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its good faith estimate of the Market Rate. If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with (iii) below.

(iii) Within seven (7) days after the exchange of estimates, the parties shall select as an arbitrator an independent MAI appraiser with at least five (5) years of experience in appraising office space in the metropolitan area in which the Project is located (a “Qualified Appraiser”). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten (10) days thereafter the two appointed Qualified Appraisers shall select a third Qualified Appraiser and the third Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

(iv) Within twenty-one (21) days after submission of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

D. Tenant’s option to extend this Lease is subject to the conditions that: (i) on the date that Tenant delivers its binding notice exercising an option to extend, Tenant is not in material default under this Lease after the expiration of any applicable notice and cure periods, and (ii) Tenant shall not have assigned the Lease, or sublet any portion of the Premises under a sublease which is effective at any time during the final twelve (12) months of the initial Term or the First Renewal Term, as applicable.

9. Termination Right. If no uncured default exists upon June 30, 2006 (the “Effective Termination Date”‘), then Tenant may terminate this Lease upon the Effective Termination Date by delivering to Landlord, (i) no later than December 31, 2005, written notice (the “Termination Notice”‘) of such termination, and (ii) no later than the Effective Termination Date, an amount of money equal to the Termination Fee (as defined below). Tenant’s failure to timely notify Landlord of Tenant’s election hereunder or to timely deliver the Termination Fee to Landlord shall automatically extinguish Tenant’s right to terminate this Lease. Landlord shall furnish Tenant within ten (10) business days after delivery of the Termination Notice, the amount of the Termination Fee payable by Tenant. Notwithstanding Tenant’s early termination of this Lease pursuant to this paragraph, Tenant shall remain liable for all obligations which accrue up to the Effective Termination Date. The term “Termination Fee” shall mean an amount of money equal to the unamortized portion of the following costs and expenses: (i) the Refurbishment Allowance and any other allowances provided to Tenant under the Lease prior to the date that Landlord receives the Termination Notice, and (ii) the leasing commissions.

10. Tenant Estoppel. Tenant hereby confirms and ratifies the Lease, as amended hereby, acknowledges that Landlord is not in default under the Lease as of the date this Amendment is executed by Tenant and accepts the Premises “AS IS”, without benefit of further improvements except as expressly provided in this Amendment, and without warranty of suitability or fitness for a particular purpose.

11. Commissions. Tenant represents that it has dealt with no broker, agent or other person in connection with this Amendment other than Swearingen Realty Group, LLC, Daniel T. Paterson, broker (“Broker”) and that no broker, agent or other person brought about this Amendment (other than Broker), and Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses, costs or expenses (including attorneys’ fees and expenses) by any broker, agent or other person (except those of Broker) claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this transaction contemplated by this Amendment. The provisions of this paragraph shall survive the expiration of the Lease Term or any renewal or extension thereof.

12. Confidentiality. Tenant agrees that Tenant shall not disclose, directly or indirectly, any of the terms, covenants, conditions or agreements set forth in the Lease, this Amendment or any subsequent amendments hereto, nor shall Tenant provide the Lease, this Amendment or any subsequent amendments hereto or any copies of same to any person, including, but not limited to, any other tenants in the Building or any agents or employees of such tenants, except that Tenant may disclose such information for valid business, legal and accounting purposes.

13. Miscellaneous.

(a) Appendix F (Extension Option) and Appendix G (Right of First Refusal) to the Lease Agreement are hereby deleted in their entirety.

(b) Any capitalized term or phrase used in this Amendment shall have the same meaning as the meaning ascribed to such term or phrase in the Lease unless expressly otherwise defined in this Amendment.

(c) In the event that the terms of the Lease conflict or are inconsistent with those of this Amendment, the terms of this Amendment shall govern.

(d) Except as amended by this Amendment, the terms of the Lease remain in full force and effect.

(e) Submission of this Amendment for examination does not constitute an offer, right of first refusal, reservation of, or option for, the Premises or any other premises in the Building. This Amendment shall become effective only upon execution and delivery by both Landlord and Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed on the date set forth above.

LANDLORD:

CARR TEXAS OP, LP, a Delaware limited partnership

By:	Carr Texas OP GP, LLC, a Delaware limited liability company, its general partner

	By:	Carr Office Park LLC, a Delaware limited liability company, its sole member

		By:	CarrAmerica Realty Corporation, a Maryland corporation, its managing member

			By:	/s/ Philip L. Hawkins
			Name:	Philip L. Hawkins
			Title:	President

TENANT:

CENDANT OPERATIONS, INC., a Delaware corporation

By:	/s/ Thomas F. Anderson
Name:	Thomas F. Anderson
Title:	Senior Vice President